    As filed with the Securities and Exchange Commission on February 6, 1998

                                                       Registration No. 33-78440

                       SECURITIES AND EXCHANGE COMMISSION

                        POST-EFFECTIVE AMENDMENT NO. 3 TO
                         FORM S-1 REGISTRATION STATEMENT

                                       ON

                         FORM S-3 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           IBIS TECHNOLOGY CORPORATION
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                  MASSACHUSETTS
                      -------------------------------------
                         (State or other jurisdiction of
                         incorporation or organization)

                                   04-2987600
                             -----------------------
                                (I.R.S. Employer
                               Identification No.)

               32 Cherry Hill Drive, Danvers, Massachusetts 01923
                                 (978) 777-4247
                       ----------------------------------
                          (Address, including zip code,
                       and telephone, including area code,
                  of registrant's principal executive offices)

                            Martin J. Reid, President
                           Ibis Technology Corporation
                              32 Cherry Hill Drive
                                Danvers, MA 01923
                                 (978) 777-4247
                  --------------------------------------------
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                    Copy to:
                            Andrew J. Merken, Esquire
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                                Boston, MA 02111
                                 (617) 542-6000

                     --------------------------------------


Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.[ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         ------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                EXPLANATION NOTE
                                ----------------

      This Post-Effective Amendment No. 3 relates to an aggregate of 125,280 shares (subject to certain adjustments) of Common Stock, $.008 par value per share ("Common Stock"), of Ibis Technology Corporation (the "Company") which are issuable upon exercise of warrants originally issued to the underwriter of the Company's initial public offering (the "IPO Underwriter's Warrants"). A Registration Statement on Form S-1 (No. 33-78440) relating to the issuance of Common Stock upon exercise of the IPO Underwriter's Warrants was declared effective by the Commission on May 20, 1994. The purpose of this Post-Effective Amendment No. 3 is to update the information in the prospectus contained in such Registration Statement and to register for resale the 125,280 shares of Common Stock issuable upon exercise of the IPO Underwriter's Warrants.

                                   PROSPECTUS

                           IBIS TECHNOLOGY CORPORATION

                         125,280 SHARES OF COMMON STOCK
                         ------------------------------

      The 125,280 shares of Common Stock (subject to adjustment upon the occurrence of certain anti-dilutive events), $.008 par value per share ("Common Stock"), of Ibis Technology Corporation, a Massachusetts corporation (the "Company" or "Ibis"), offered hereby (the "Shares") are being sold by the Company upon exercise of warrants originally issued by the Company to Josephthal Lyon & Ross Incorporated ("Josephthal"), the underwriter of the Company's initial public offering completed in May 1994 (the "IPO Underwriter's Warrants") and are being resold by the selling stockholders identified herein (the "Selling Stockholders"). Such offers and sales by the Selling Stockholders may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). The Selling Stockholders are identified and certain information with respect to them is provided under the caption "Selling Stockholders" herein, to which reference is made. The expenses of the registration of the securities offered hereby, including fees of counsel for the Company, will be paid by the Company. The following expenses will be borne by the Selling Stockholders: underwriting discounts and selling commissions, if any, and the fee of legal counsel, if any, for the Selling Stockholders. The filing by the Company of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose shares are included herein is an "affiliate" of the Company.

      The Selling Stockholders have advised the Company that they have not engaged any person as an underwriter or selling agent for any of such shares, but they may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting. The Selling Stockholders and any broker executing selling orders on behalf of any Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the 1933 Act. The Company will not receive any of the proceeds from the sale of the securities offered hereby. The Common Stock is listed on The Nasdaq National Market ("Nasdaq") under the symbol IBIS. On February 5, 1998, the closing sale price of the Common Stock, as reported by Nasdaq, was $10.00 per share.

      The executive offices of the Company are located at 32 Cherry Hill Drive, Danvers, Massachusetts 01923. Its telephone number is (978) 777-4247.

                             ---------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS.

                             ---------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

      The Company is offering for sale, upon exercise of the IPO Underwriter's Warrants at an exercise price of $8.05 per share, 125,280 shares of Common Stock, subject to adjustment upon the occurrence of certain anti-dilutive events. If all of the IPO Underwriter's Warrants were exercised, the proceeds to the Company would be approximately $1,008,000, less any expenses. There can be no assurance, however, that any of the IPO Underwriter's Warrants will be exercised or that the Company will receive any proceeds from the sale of IPO Underwriter's Warrants. See "Risk Factors - No Assurance that Warrants Will be Exercised.".

                             ---------------------

      No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             ---------------------

                The date of this Prospectus is           , 1998.

                              AVAILABLE INFORMATION

      The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission maintains a Web Site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus.

      The Company has filed with the Commission in Washington, DC a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the 1933 Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto.

      The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to Ibis Technology Corporation, 32 Cherry Hill Drive, Danvers, MA 01923, telephone (978) 777-4247 and directed to the attention of Debra L. Nelson, Chief Financial Officer.

                                TABLE OF CONTENTS

                                                                                                                PAGE

RISK FACTORS......................................................................................................4

USE OF PROCEEDS..................................................................................................10

DILUTION.........................................................................................................11

THE COMPANY......................................................................................................12

SELLING STOCKHOLDERS.............................................................................................13

PLAN OF DISTRIBUTION.............................................................................................15

DESCRIPTION OF IPO UNDERWRITER'S WARRANTS........................................................................15

LEGALITY OF COMMON STOCK.........................................................................................16

EXPERTS..........................................................................................................16

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE................................................................17


                                  RISK FACTORS

      An investment in the securities being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, prospective investors should carefully consider the following risk factors before purchasing the shares of Common Stock and Warrants offered hereby.

      This Prospectus contains and incorporates by reference forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included or incorporated in this Prospectus. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth in the risk factors below.

      History of Net Losses, Accumulated Deficit and Future Net Losses. The Company incurred net losses of $1,474,299, $3,992,795 and $840,116 for the years ended December 31, 1994, 1995 and 1996, respectively, and $1,763,490 for the nine-month period ended September 30, 1997, and at September 30, 1997 had an accumulated deficit of $12,716,063. The net loss incurred by the Company for the year ended December 31, 1994 and the accumulated deficit as of September 30, 1997 each would have been $2,000,000 greater if the Company had not received $2,000,000 in key-man life insurance proceeds in June 1994 as a result of the death of Dr. Michael Guerra, a founder of the Company and a former Chief Executive Officer and Chairman of the Board. The Company expects net losses to continue for the foreseeable future and there can be no assurance that the Company will be profitable. The Company anticipates that it may be required to raise substantial additional capital in the future in order to finance expansion of its manufacturing capacity and its research and development programs. There can be no assurance, however, that such capital will be available on acceptable terms, if at all. See "Selected Financial Data" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 Form 10-K"), and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1996 Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "September 30, 1997 Form 10-Q"), and "Risk Factors Availability of Capital."

      Quarterly Fluctuations in Operating Results. The Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. The Company believes that fluctuations in quarterly results may cause the market price of its Common Stock to fluctuate, perhaps substantially. Factors which have had an influence on and may continue to influence the Company's operating results in a particular quarter include the timing of receipt of orders from major customers, product mix, product obsolescence and changes in pricing policies by the Company, its competitors or its suppliers, the relative proportions of sales for commercial and military applications, the Company's ability to manufacture and ship products on a cost-effective and timely basis, the development and introduction of new production Ibis 1000 implanters by the Company, market acceptance of new and enhanced versions of the Company's products or implanters, the cyclical nature of the semiconductor industry, the evolving and unpredictable nature of the markets for the products incorporating the Company's SIMOX-SOI wafers, the amount of research and development expenses associated with new or enhanced products or implanters and the availability of government funding.

      The Company places blanket orders to purchase its materials from independent vendors several months in advance, often prior to receiving orders from its customers. If customers cancel or reschedule shipments or if production difficulties delay shipments, expense and inventory levels could be disproportionately high. A significant portion of the Company's expenses is fixed and the timing of increases in variable expenses is based in large part on the Company's forecast of future revenues. As a result, if revenues do not meet the Company's expectations, it may be unable to quickly adjust expenses to levels appropriate given actual revenues, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1996 Form 10-K and the September 30, 1997 Form 10-Q.

      Development Stage of Commercial Market for SIMOX-SOI Wafers. The sources of the Company's revenue have shifted from primarily research and development contracts and sales of SIMOX-SOI wafers for military applications to primarily sales of SIMOX-SOI wafers for commercial applications and sale and support of ion implantation equipment. To date, most customers who have purchased SIMOX-SOI wafers from the Company in the commercial field have done so only for the purpose of characterizing and evaluating the wafers. The Company is aware of only one semiconductor manufacturer that has used SIMOX-SOI wafers in mainstream commercial applications for more than a year. In the second quarter of 1997, the Company announced that two of its customers had indicated their intention to adopt SIMOX-SOI technology in their commercial products. During the second half of 1997 these customers have slowly increased their volume of wafers purchased from the Company. There can be no assurance that the performance advantages of SIMOX-SOI wafers will be realized commercially or that a commercial market for SIMOX-SOI wafers will continue to develop.

      Competition and Technological Advances. The semiconductor industry is highly competitive and has been characterized by rapid and significant technological advances. A number of established semiconductor and materials manufacturers, including certain of the Company's customers, have expended significant resources in developing improved wafer substrates. There can be no assurance that the Company's competitors or others, many of which have substantially greater financial, technical and other resources than the Company, will not succeed in developing technologies and products that are equal to or more effective than any which are being developed by the Company or which would render the Company's technology obsolete or noncompetitive. In addition to competition from other manufacturers of SIMOX-SOI wafers, the Company faces competition from manufacturers using bulk silicon and epitaxial wafer technology, compound materials technology such as silicon-germanium, gallium-arsenide and indium phosphide and SOI technology other than SIMOX technology. Although the Company believes that SIMOX-SOI wafers offer integrated circuit performance advantages, there is no assurance that semiconductor manufacturers will not develop improvements to existing bulk silicon or epitaxial wafer technology, or that competing compound materials or SOI technologies will not be more successfully developed, that would eliminate or diminish the performance advantages of SIMOX-SOI wafers. The Company's ability to compete with other manufacturers of SIMOX wafers and manufacturers of competing SOI wafers, as well as with bulk silicon, epitaxial and compound materials wafer manufacturers, will depend on numerous factors within and outside the Company's control, including the success and timing of product introductions by the Company and its competitors, product distribution, customer support, sufficiency of funding available to the Company and the price, quality and performance of competing products and technologies.

      No Assurances of Successful Large-Scale Manufacturing. The Company has only manufactured limited quantities of SIMOX-SOI wafers on the Ibis 1000 oxygen implanters for evaluation in commercial applications. To be successful, the Company's products must be manufactured in commercial quantities, at acceptable costs. Although to date the Company has produced its products successfully, with the exception of a component failure and subsequent upgrade on the first Ibis 1000 implanter which resulted in a ten week production loss in the second quarter of 1997, future production in commercial quantities may create technical and financial challenges for the Company. The Company has limited manufacturing experience. No assurance can be given that the Company will be able to make the transition to volume commercial production successfully.

      The Company has two Ibis 1000 implanters on-line, one of which is primarily dedicated to serve Motorola Corporation's production requirements. Two additional Ibis 1000 implanters are currently under construction, one anticipated to be placed in production in the first quarter of 1998, the other in the second quarter of 1998 or at such time as additional capacity is needed to meet demand. Any difficulty or delay in constructing additional Ibis 1000's could have a material adverse effect on the Company's business and results of operation.

      Dependence on Manufacturing, Marketing and Distribution Partners. One element of the Company's marketing strategy is to form alliances with strategic partners for the manufacturing, marketing and distribution of its products, in part to address possible customer concerns regarding Ibis being a sole source supplier. In July, 1994, the Company entered into a business development agreement with Mitsubishi Materials, under which Mitsubishi markets and sells in Japan SIMOX-SOI wafers manufactured by Ibis, and in September, 1995 the Company entered into a strategic business development agreement with Motorola Corporation to fund capacity expansion. However, there can be no assurance that the Company will be successful in maintaining such alliances or forming and maintaining other alliances, including satisfying its contractual obligations with its strategic partners, or that the Company's partners will devote adequate resources to manufacture, market and distribute these products successfully or will not attempt to compete with the Company. The limited number of reliable second sources of supply may adversely affect or delay the integration of SIMOX-SOI wafers in mainstream commercial applications.

      Cyclical Nature of the Semiconductor Industry. The semiconductor industry into which the Company sells its products is highly cyclical and has historically experienced periodic downturns, which often have had a severe effect on the semiconductor industry's demand for semiconductor materials. Prior semiconductor industry downturns have resulted in negative effects on the Company's net sales, gross margin and net income. The Company's operations as a whole will continue to be dependent on the expenditures of semiconductor manufacturers, which in turn will be largely dependent on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. Any future weakness in demand in the semiconductor industry may have a material adverse effect on the Company's business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1996 Form 10-K and the September 30, 1997 Form 10-Q.

      Limited Availability of Materials and Components. Due to the increasing demand in the semiconductor industry for silicon wafers, there is no assurance that the Company will be able to purchase an adequate supply of such silicon wafers for manufacture of its products at or near current prices, if at all. Any shortages in the availability of silicon wafers or a significant increase in the price of silicon wafers could have a material adverse effect on the Company's business and results of operations.

      The Company manufactures its Ibis 1000 oxygen implanters from standard components and from components manufactured in-house or by other vendors according to the Company's design specifications. Although the Company has not experienced significant production delays due to unavailability or delay in procurement of component parts or raw materials to date, there can be no assurance that a disruption or termination of certain of these vendors will not occur and any such disruption or termination could have a material adverse effect on the Company's business and results of operations.

      Dependence on New and Key Personnel. On December 1, 1997, upon the resignation of Geoffrey Ryding, Ph.D., Martin J. Reid assumed the positions of President and Chief Executive Officer of the Company. Dr. Ryding, who remains a Director of the Company, had been President since May 1992 and Chief Executive Officer since December 1993. The Company is dependent upon a number of key scientific and management personnel. The loss of the services of one or more key individuals will have a material adverse impact on the Company. The Company's success may also depend on its ability to attract and retain other qualified scientific, marketing, manufacturing and other key management personnel. The Company faces competition for such personnel and there can be no assurance that the Company will be able to attract or retain such personnel. Furthermore, although the Company's employees are subject to certain confidentiality and non-competition obligations, there can be no assurance that the Company's key personnel will remain with the Company or will not become employed by a competitor.

      Dependence on Research and Development Funding and Equipment Consulting Contracts. To date, a significant portion of the Company's revenue has been derived from research and development agreements with agencies of the U.S. government. During the nine-month period ended September 30, 1997, and the fiscal years ended 1994, 1995 and 1996, revenues from government sponsored research and development contracts were approximately $631,000, $890,000, $764,000 and $877,000, or 12%, 27%, 16% and 9% of the Company's revenues, respectively. The research and development agreements are subject to termination at the election of the relevant agency. Additionally, these agreements are subject to negotiated overhead rates, and work performed under these agreements may be subject to audit and retroactive adjustments of amounts paid to the Company. The loss of revenue from research and development agreements and/or the payment of any such retroactive adjustments could have a material adverse impact on the Company. During the nine-month period ended September 30, 1997, an equipment consulting contract for installation of previously licensed technology amounted to $1,429,000 or 27% of the Company's revenue. There can be no assurance that the Company can secure such contracts in the future.

      Dependence on Key Customers. During the nine-month period ended September 30, 1997 and the fiscal years ended 1994, 1995 and 1996, revenues from Honeywell, IBM, Motorola, and Texas Instruments accounted in the aggregate for approximately $1,001,000, $1,266,000, $2,554,000, $6,420,000, or approximately
19%, 39%, 55% and

68% of the Company's revenues, respectively. The loss of one or more of these major customers and the failure of the Company to obtain other sources of revenue could have a material adverse impact on the Company.

      Centralization of Manufacturing Facilities. The Company manufactures all of its products at its facility in Danvers, Massachusetts. Due to the centralization of all of its manufacturing equipment in one location, the Company is susceptible to business interruptions resulting from power outages, natural disasters, equipment failures, and other localized conditions. Although the Company maintains business interruption insurance, prolonged business interruption could have a material adverse effect on the Company's business and its results of operations.

      Availability of Capital. The Company has invested, and intends to continue to invest, in facilities and state-of-the-art equipment in order to increase its research, development and manufacturing capabilities. In 1996, these capital expenditures totaled approximately $4,982,000. The Company expects to use much of the net proceeds it received from its August 1997 Warrant Redemption to construct additional Ibis 1000 oxygen implanters, expand its facilities and purchase additional equipment. Changes in technology or sales growth beyond currently established capabilities would require further investment. As a result, the Company expects that it may be required to raise substantial additional capital in the future in order to finance expansion of its manufacturing capacity and its research and development programs. The Company has previously financed its working capital requirements through debt and equity financings, equipment lines of credit, a working line of credit, a term loan, sale-leaseback arrangements and government contracts. There can be no assurance that additional capital will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, further dilution to the Company's then existing stockholders may result. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1996 Form 10-K and the September 30, 1997 Form 10-Q, "Use of Proceeds" and "Risk Factors--Dilution."

      Rights to Implanters. Pursuant to a sale-lease back arrangement, the Ibis 1000 implanter currently in production is owned by Finova Technology Corporation ("Finova") and is leased to the Company, with the Company having an option to purchase the Ibis 1000 at the expiration of the lease. In addition, Motorola has a security interest in the Ibis 1000 that has been constructed and primarily dedicated to Motorola's production requirements. If the Company fails to meet certain contractual obligations under its agreements with either Finova or Motorola, the Company could lose its ability to use the implanter and Finova or Motorola, as the case may be, could sell the implanter to a competitor of the Company, which would have an adverse effect on the Company's operations. The Company has constructed and sold an additional Ibis 1000 implanter to a major semiconductor manufacturer. Although the use of the implanter by this manufacturer and its ability to sell SIMOX-SOI wafers is subject to certain restrictions, there can be no assurance that such manufacturer, which has substantially greater financial, technical and other resources than the Company, will not attempt to compete with the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the 1996 Form 10-K and the September 30, 1997 Form 10-Q.

      Patents and Protection of Proprietary Technology. The Company's ability to compete effectively with other companies will depend, in part, on the ability of the Company to maintain the proprietary nature of its technology. Although the Company has been awarded or has filed applications for a number of patents in the United States and foreign countries, there can be no assurance as to the degree of protection offered by these patents, or as to the likelihood that pending patents will be issued. There can be no assurance that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, do not have or will not obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products or intentionally infringe the Company's patents. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable to the Company. In addition, there is an inherent unpredictability regarding obtaining and enforcing patents. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require the Company to cease selling its products. The Company also relies in large part on unpatented proprietary technology and there can be no assurance that others, including strategic partners, may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. To protect its rights in these areas, the Company currently requires all of its employees to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

      Public Market for Securities; Volatility of Price. There can be no assurance that an active trading market for any of the Company's securities will develop or be sustained. Additionally, there can be no assurance as to the liquidity of any such markets. The market prices of the Company's securities have been and may continue to be highly volatile and there can be no assurance as to the market price of the Common Stock at any given time. Factors such as quarter-to-quarter variations in the Company's revenues and earnings and announcements or introductions of technological innovations, new products or new prices by the Company or its competitors, customers or suppliers could cause the market price of the Company's securities to fluctuate significantly. Sales of a substantial number of shares of Common Stock by existing stockholders may also have an adverse effect on the market price of the Common Stock. In addition, in recent years the stock market in general, and the market prices for high technology companies in particular, have experienced significant volatility, which often may have been unrelated to the operating performance of the affected companies.

      Effect of Shares Eligible for Future Sale on Market Price. Sales of substantial amounts of the Company's Common Stock in the public markets could have an adverse effect on the price of the Common Stock. As of December 31, 1997, the Company had 6,628,728 shares of Common Stock outstanding. Of such shares, 6,499,175 shares are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Of the remaining 129,553 shares of Common Stock, approximately
55,978 shares were previously sold by certain stockholders of the Company under Rules 144, 144(k) or 701 of the Securities Act or pursuant to the Company's S-8 Registration Statement (the "S-8") and are now freely tradable, and approximately 73,575 shares are or will become eligible for sale under Rules 144 and 144(k) or pursuant to the S-8. The holders of up to approximately 225,474 shares of Common Stock, excluding the 125,280 shares offered hereby, are entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the price for the Common Stock.

      Government Regulation. The Company is subject to a variety of federal, state and local environmental regulations related to the storage, treatment, discharge or disposal of chemicals used in its operations and exposure of its personnel to occupational hazards. Although the Company believes that it has all permits necessary to conduct its business, the failure to comply with present or future regulations could result in fines being imposed on the Company, suspension of production or a cessation of operations. The Company's future activities may result in it being subject to additional regulation. Such regulations could require the Company to acquire significant equipment or to incur other substantial expenses to comply with regulations. Any failure by the Company to control the use of, or to restrict adequately the discharge of, hazardous substances or properly control other occupational hazards could subject it to substantial financial liabilities.

      Impact of Warrants. Initially, each IPO Underwriter's Warrant was exercisable for one share of Common Stock at a price equal to $8.40. The exercise prices of the IPO Underwriter's Warrants and the number of shares issuable upon exercise thereof are subject to adjustment in certain circumstances, including upon the issuance of certain securities by the Company having an issue price or exercise price lower than the exercise price of the IPO Underwriter's Warrants. As a result of certain issuances and sales of Common Stock (and securities exercisable for shares of Common Stock) by the Company below the exercise price of the IPO Underwriter's Warrants, the exercise price of each IPO Underwriter's Warrant is $8.05 per share of Common Stock, and the IPO Underwriter's Warrants are exercisable for an aggregate of 125,280 shares of Common Stock. Exercise of the Warrants may have an adverse effect upon the trading price of and market for the Common Stock and will result in dilution of the outstanding shares. It is also possible that, as long as the Warrants remain outstanding, their existence may place downward pressure on the price of Common Stock above certain levels.

      Dilution. The exercise price of the IPO Underwriter's Warrants is substantially higher than the net tangible book value per share of Common Stock as of September 30, 1997. If the holder of the IPO Underwriter's Warrants were to have exercised such warrants as of September 30, 1997 they would have incurred immediate and substantial dilution in net tangible value per share. At an exercise price of $8.05 and based upon certain other assumptions set forth under the caption "Dilution" below, including an assumption that all of the Warrants are exercised, the net tangible book value dilution per share would have been $4.56 as of September 30, 1997. There can be no assurance that such dilution per share will not increase at the times the IPO Underwriter's Warrants are exercised. Additional dilution is likely to occur upon exercise of the IPO Underwriter's Warrants and exercise of outstanding stock options and other warrants, and may occur in connection with future financings to meet the Company's capital requirements. Further, based upon the closing sale price of the Common Stock as reported on the Nasdaq National Market on January 29, 1998, the offering price of the Common Stock is substantially higher than the net book value per share of Common Stock. Purchasers of shares of the Common Stock offered hereby will therefore incur immediate and substantial dilution. See "Risk Factors--Availability of Capital-Effect of Shares Eligible for Future Sale on Market Price," "Risk Factors--Impact of Warrants" and "Dilution."

      Certain Charter and By-Law Provisions; Possible Issuance of Preferred Stock. The Company's Restated Articles of Organization and Restated By-Laws contain certain provisions that may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. This could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of the Company's Preferred Stock may be issued in the future without future stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

      No Assurance that Warrants Will Be Exercised. If all of the IPO Underwriter's Warrants are exercised to purchase the shares of Common Stock offered hereby, the Company would receive net proceeds of approximately $1,008,000. However, there can be no assurance that any or all of the IPO Underwriter's Warrants will be exercised by the holders thereof prior to their expiration on May 20, 1999. Accordingly, there can be no assurance that the Company will receive any proceeds from the sale of the shares of Common Stock offered in this Prospectus. Moreover, even if the IPO Underwriter's Warrants are exercised, the timing of such exercise cannot be predicted and may not coincide with the Company's needs for additional capital.

      Current Prospectus and State "Blue Sky" Registration Required to Exercise the Warrants. The Company will be able to issue shares of its Common Stock upon exercise of the IPO Underwriter's Warrants only if there is a current prospectus relating to the Common Stock issuable upon the exercise of said Warrants under an effective registration statement filed with the Commission, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the IPO Underwriter's Warrants reside. Although the Company has agreed to use its best efforts to meet such regulatory requirements, there can be no assurance that the Company will be able to do so. Although the IPO Underwriter's Warrants were not knowingly sold to purchasers in jurisdictions in which the IPO Underwriter's Warrants were not registered or otherwise qualified for sale, holders may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the IPO Underwriter's Warrants are not so registered or qualified. In this event, the Company would be unable to issue shares of Common Stock to those persons upon exercise of the IPO Underwriter's Warrants unless and until the shares of Common Stock issuable upon exercise of the IPO Underwriter's Warrants are qualified for sale or exempt from qualification in jurisdictions in which such persons reside. There is no assurance that the Company will be able to effect any required registration or qualification. The IPO Underwriter's Warrants may be deprived of any value if a then current prospectus covering the Common Stock issuable upon exercise of the IPO Underwriter's Warrants is not effective pursuant to an effective registration statement or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the IPO Underwriter's Warrants reside.

      No Dividends. The Company has not paid dividends since its inception and does not anticipate paying any dividends in the foreseeable future. The Company plans to retain any earnings to finance the development and expansion of its business.

                               USE OF PROCEEDS

      The net proceeds to the Company from the exercise of the IPO Underwriter's Warrants underlying the securities offered hereby are estimated to be approximately $1,008,000 if all of the Warrants are exercised. However, there can be no assurances that any or all of the Warrants will be exercised or as to the timing of such exercises. These net proceeds will be used for general corporate purposes, including hiring additional personnel, particularly for marketing and equipment manufacturing, supporting internally funded research and development activities.

      The Company expects that it may be required to raise substantial additional capital in the future in order to finance expansion of its manufacturing capacity and its research and development programs. Such capital may be raised through additional equity offerings, as well as collaborative relationships, borrowings and other available sources. There can be no assurance that such funding will be available on acceptable terms, if at all. See "Risk Factors - Availability of Capital."

                                    DILUTION

      The net tangible book value of the Company's Common Stock as of September 30, 1997 was $22,505,000 or $3.41 per share. Net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by 6,606,519 shares of Common Stock outstanding on September 30, 1997.

      For purposes hereof, net tangible book value dilution per share represents the difference between (i) $8.05 (which is the exercise price of each IPO Underwriter's Warrant, subject to additional adjustment in certain circumstances), and (ii) the net tangible book value per share of Common Stock as of September 30, 1997. After giving effect to the net proceeds to be received by the Company upon exercise of the Warrants (taking into account the expenses of the Company), the net tangible book value of the Company as of September 30, 1997 would have been, if all of the IPO Underwriter's Warrants to purchase 125,280 shares of Common Stock are exercised, $23,513,504 or $3.49 per share. This would have represented as of September 30, 1997 an immediate increase in net tangible book value of $.08 per share, to existing stockholders and an immediate dilution in net tangible book value of $4.56 per share to the holders of the IPO Underwriter's Warrants upon exercise thereof. The following table illustrates this per share dilution:

Exercise price of the Warrants ..................................         $8.05
  Net tangible  book value per share ............................  $3.41
  Increase per share attributable to exercise of Warrants .......    .08
                                                                   -----
Net tangible book value per share after exercise of Warrants ....          3.49
                                                                          -----
  Net tangible book value dilution per share to holders of Warrants       $4.56
                                                                          =====

      The following table summarizes, as of September 30, 1997, the difference between the existing stockholders and the holders of Warrants that will receive shares of Common Stock assuming all of the Warrants are exercised, with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid (assuming an exercise price of $8.05 per Warrant):

                                      SHARES PURCHASED  TOTAL CONSIDERATION    AVERAGE PRICE
                                      ----------------  -------------------    -------------
                                       NUMBER  PERCENT   AMOUNT    PERCENT       PER SHARE
                                       ------  -------   ------    -------       ---------

Existing holders of Common Stock.    6,606,519     98%  $35,612,265   97%          $5.39
Shares of Common Stock issued upon
  exercise of Warrants...........      125,280      2%    1,008,000    3%          $8.05
                                       -------    ---     ---------  ---

  Total                              6,731,799    100%  $36,620,265  100%
                                     =========    ===   ===========  ===

      The foregoing computations exclude an aggregate of 675,748 shares of Common Stock reserved for issuance upon exercise of outstanding stock options and warrants as of September 30, 1997, which have a weighted average exercise price of $6.37 per share. See "Risk Factors -- Dilution."

                                   THE COMPANY

      Ibis Technology Corporation ("Ibis" or the "Company") is an advanced materials company and the leading supplier of SIMOX (Separation by Implantation of OXygen) wafers to the semiconductor industry. SIMOX wafers are state-of-the-art silicon-on-insulator ("SOI") wafers which enable the production of integrated circuits with significant advantages over circuits constructed on conventional bulk silicon or epitaxial wafers. These advantages include substantially reduced power consumption, more efficient low-voltage operation, significantly improved speed, and reduced integrated circuit manufacturing costs. These characteristics make SIMOX-SOI wafers well-suited for many commercial applications, including cellular phones, wireless communications devices, portable and desktop computers, automotive electronics, and microwave systems. SIMOX-SOI wafers are created by implanting oxygen atoms below the surface of a silicon wafer in sufficient quantity to transform a layer of the silicon to silicon dioxide, while maintaining a thin layer of circuit quality single crystal silicon at the surface.

      The Company began its operations in 1988, producing four, five and six inch SIMOX-SOI wafers, mainly for military applications, on an NV-200 implanter manufactured by Eaton Corporation ("Eaton"). Since 1989, the Company has spent in excess of $10 million for the development of its proprietary oxygen implanter (the Ibis 1000) and advanced proprietary processing technologies which enable the production of SIMOX-SOI wafers capable of meeting the requirements of high volume commercial applications, including the production of eight inch wafers. The Ibis 1000 prototype, with proprietary beam scanning technology, became operational in 1993, permitting the Company to begin producing wafers of this size. The first fully-automated production version of the Ibis 1000 implanter was completed in May 1995, enabling volume production of high-quality SIMOX-SOI wafers. Since then the Company has constructed two additional implanters, one of which was sold to one of the Company's largest customers. The Company believes that its demonstrated ability to supply high quality, competitively priced wafers and its increased wafer production capacity, together with substantial progress in customers' development programs, are accelerating the acceptance of Ibis-produced SIMOX-SOI wafers for mainstream commercial applications.

      In recent years, the Company has focused on integrating SIMOX-SOI wafers into commercial applications, which have substantially higher volume potential than military applications, the Company's initial target market. Unit sales of SIMOX-SOI wafers for commercial applications have expanded from approximately 36% of the Company's total wafers sold in 1992 to approximately 88% of its wafers sold in 1996.

      Ibis has sold SIMOX-SOI wafers to most of the world's leading commercial semiconductor manufacturers, including Advanced Micro Devices, Digital Equipment Corporation, Fujitsu, Honeywell, IBM, Intel, Mitsubishi Electric, Motorola, National Semiconductor, NEC, Philips, Samsung, Sharp, Texas Instruments, and Toshiba. These commercial shipments have been used principally for evaluation purposes in products, including ASICs (application specific integrated circuits), memories (DRAMs, SRAMs, etc.), and cellular and mobile radio components. For any potential customer who is ultimately committed to designing and building integrated circuits on SIMOX-SOI wafers, the time required for a customer to make a definitive buying decision and for Ibis to "make the sale" - from initial contract to full-scale chip fabrication - will be lengthy and proceed along definable, targeted stages. The sales cycle typically goes from intensive evaluation of Ibis' SIMOX-SOI material in the customer's process laboratory to full circuit evaluations in the chip-design lab which, we hope, will lead to full scale chip production in the fab. This is a normal sales cycle in the semiconductor industry for any technologically advanced material such as Ibis' SIMOX-SOI. In addition, the Company supplies SIMOX-SOI wafers to military-oriented semiconductor manufacturers such as Allied-Signal Aerospace and Honeywell for use in production applications.

      The Company believes that strategic alliances will play an important role in developing a worldwide commercial market for SIMOX-SOI wafers. In September 1995, the Company and Motorola entered into an agreement for Motorola to provide funding to the Company to substantially expand the Company's current SIMOX-SOI wafer production capacity to meet requirements of Motorola for its commercial programs. The implanter that was constructed with this funding became operational in September, 1996 and shipments to Motorola under the terms of this Agreement commenced shortly thereafter. The two companies continue to work closely to advance the processing and testing of SIMOX-SOI material in conjunction with Motorola's rigorous quality standards. The Company also has a strategic alliance agreement with Mitsubishi Materials, under which Mitsubishi markets and sells in Japan SIMOX-SOI wafers manufactured by Ibis. The Company and Mitsubishi are collaborating on joint research and development focused on commercial deployment of SIMOX-SOI technology with the ultimate objective of establishing SIMOX-SOI manufacturing capability in Japan to service this marketplace.

      In May 1996, the Company entered into an agreement with one of the world's leading semiconductor manufacturers for the sale of an Ibis 1000 implanter, which was delivered to the purchaser in November 1996. Under the terms of this agreement, there are certain limitations on the purchaser's ability to sell SIMOX-SOI wafers produced on this implanter. The agreement also sets forth terms and conditions in the event that the purchaser desires to buy additional implanters. The revenue, together with related costs, was recognized on a percentage of completion basis determined by the achievement of various milestones.

      The Company's objective is to make its SIMOX-SOI wafers the preferred advanced materials substrate for mainstream commercial applications. The Company's strategy for attaining this objective is to capitalize on the technology embodied in the Ibis 1000 by building additional high current oxygen implanters to increase available capacity, further advancing its process technology, increasing throughput and reducing production costs, and to form strategic marketing, manufacturing and distribution alliances. The Company believes that this strategy will enable it to become the predominant supplier of SIMOX-SOI technology and SIMOX-SOI wafers with the quality, cost, and size required for mainstream commercial applications.

      Ibis was incorporated in Massachusetts on October 7, 1987 and commenced operations in January 1988. Ibis' executive offices are located at 32 Cherry Hill Drive, Danvers, Massachusetts 01923. Its telephone number is (978) 777-4247.

                              SELLING STOCKHOLDERS

      The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of December 31, 1997, and as adjusted to reflect the sale of the Common Stock offered hereby by each Selling Stockholder (who are either current or former employees of Josephthal Lyon & Ross Incorporated, the underwriter of the Company's May 1994 initial public offering).

                                       Shares                                    Shares
                                    Beneficially             Number of        Beneficially
                                   Owned Prior to           Shares Being       Owned After
Selling Stockholders             Offering (1)(2)(3)           Offered       Offering (2)(4)
--------------------             ------------------       -------------     ---------------

                                Number       Percent     Number   Percent   Number  Percent
                                ------       -------     ------   -------   ------  -------

Matthew Balk                     4,155          *         4,155      *        0        *

Franklin Berger                   55            *          55        *        0        *

Larry Borgman                    4,176          *         4,176      *        0        *

Dennis Burke                      55            *          55        *        0        *

Bill Dioguardi                    159           *          159       *        0        *

Menik Diwela                     1,044          *         1,044      *        0        *

Hank Fichtner                    1,566          *         1,566      *        0        *

Paul Fitzgerald                   388           *          388       *        0        *

Faith Griffin                    6,264          *         6,264      *        0        *



                                       Shares                                 Shares
                                    Beneficially          Number of         Beneficially
                                   Owned Prior to        Shares Being       Owned After
Selling Stockholders             Offering (1)(2)(3)        Offered         Offering (2)(4)
--------------------             ------------------      -------------     ---------------

                                Number       Percent    Number   Percent   Number  Percent
                                ------       -------    ------   -------   ------  -------


Tony Guzzi                        48            *          48        *        0        *

Steve Kowitski                    55            *          55        *        0        *

Woody Larkin                      309           *          309       *        0        *

Michael Loew                     2,305          *         2,305      *        0        *

Ray Mando                         24            *          24        *        0        *

Emerson Martin                    55            *          55        *        0        *

Mike Petruzillo                  4,698          *         4,698      *        0        *

Dan Purjes                      67,987         1.0%      67,987    1.0%       0        *

Lawrence Rice                    5,345          *         5,345      *        0        *

Charles Roden                    4,025          *         4,025      *        0        *

Estate of Peter Sheib           13,124          *        13,124      *        0        *

Averell Satloff                  1,087          *         1,087      *        0        *

Mary Vitullo                      48            *          48        *        0        *

Scott Weisman                    8,306          *         8,306      *        0        *


------------------

*     Represents  beneficial  ownership  of less  than  1% of the  outstanding
      Common Stock.

(1)   Assumes the exercise of all of the IPO Underwriter's Warrants.

(2) The Company believes that the persons named in this table have sole voting and investment control with respect to all shares of Common Stock shown as beneficially owned by them, subject to the information contained in the footnotes to this table.

(3) Percentage of ownership is based on 6,628,728 shares of Common Stock outstanding on December 31, 1997.

(4) Assumes the sale of all shares offered hereby to unaffiliated third parties.

                              PLAN OF DISTRIBUTION

      The 125,280 shares of Common Stock offered hereby (the "Shares") may be offered and sold from time to time by the Company upon exercise of the IPO Underwriter's Warrants by the holders thereof. The IPO Underwriter's Warrants may be exercised from time to time by the holders thereof by tendering the exercise price, together with the warrant certificate and exercise form, to the Company before May 20, 1999, the expiration date of the Warrants.

      The shares offered hereby may be offered and resold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such offers and sales by the Selling Stockholders may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the 1933 Act.

      The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the 1933 Act. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.

      All proceeds from any such sales will be the property of the Selling Stockholders who will bear the expense of underwriting discounts and selling commissions, if any, and their own legal fees.

                  DESCRIPTION OF IPO UNDERWRITER'S WARRANTS

      The following discussion of certain terms and provisions of the IPO Underwriter's Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, dated as of May 27, 1994 (the "Warrant Agreement"), the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

      The Company sold to Josephthal for nominal consideration warrants to initially purchase from the Company up to 120,000 shares of Common Stock and/or up to 120,000 IPO Underwriter's Redeemable Warrants pursuant to the Warrant Agreement (the "Original IPO Underwriter's Warrants"). Each Original IPO Underwriter's Warrant initially entitled the holder to purchase one share of Common Stock at a purchase price of $8.40 and/or one IPO Underwriter's Redeemable Warrant at a purchase price of $.24 per warrant until May 20, 1999 (the "Expiration Date"). The IPO Underwriter's Redeemable Warrants were redeemable by the Company at a redemption price of $.20 at any time after May 20, 1995 on not less than 30 days' prior written notice, provided that the closing sale price of the Common Stock on the primary exchange on which the Common Stock is traded (if then traded on a national securities exchange) or the average closing bid price for such shares in the over-the-counter market as reported by the Nasdaq Stock Market (if then traded in the over-the-counter market), for a period of 20 consecutive trading days ending within 10 days prior to the date of the notice of redemption delivered by the Company was at least $10.50 per share. In July of 1996, the holders of all of the Original IPO Underwriter's Warrants exercised that portion of the Original IPO Underwriter's Warrants exercisable for one IPO Underwriter's Redeemable Warrant. Consequently, in exchange for each Original IPO Underwriter's Warrant the Company issued one IPO Underwriter's Warrant exercisable for one share of the Company's Common Stock and one IPO Underwriter's Redeemable Warrant exercisable for one share of the Company's Common Stock. In August of 1997, the Company redeemed all of the IPO Underwriter's Redeemable Warrants at a redemption price of $.20 per warrant.

      The IPO Underwriter's Warrants are entitled to the benefit of adjustments in the purchase price and in the number of shares of Common Stock deliverable upon the exercise thereof in the event of certain stock dividends, stock splits, reclassification, reorganizations, consolidations or mergers and upon certain issuances of shares of Common Stock, or securities convertible into or exercisable for shares of Common Stock, at a price per share below the purchase price of the IPO Underwriter's Warrants. As a result of certain issuances and sales of Common Stock (and securities exercisable for shares of Common Stock) by the Company below the purchase price of the IPO Underwriter's Warrants, each IPO Underwriter's Warrant will be exercisable for approximately 1.044 shares of Common Stock (125,280 shares in the aggregate) at a Purchase Price of $8.05 per share.

      On or after the Expiration Date, the IPO Underwriter's Warrants become wholly void and of no value. The Company may at any time extend the Expiration Date of all outstanding IPO Underwriter's Warrants for such increased period of time as it may determine. The IPO Underwriter's Redeemable Warrants may be exercised at the office of the Company's transfer agent, Continental Stock Transfer and Trust Company.

      No holder, as such, of IPO Underwriter's Warrants shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such IPO Underwriter's Warrants have been duly exercised and the Purchase Price has been paid in full.

      Holders of the IPO Underwriter's Warrants will have the right to exercise the IPO Underwriter's Warrants to purchase shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the state or states in which the various holders of the IPO Underwriter's Warrants reside. The Company has undertaken to use its best efforts to maintain the effectiveness of the Registration Statement of which this Prospectus is a part so as to permit the purchase and sale of the Common Stock underlying the IPO Underwriter's Warrants, but there can be no assurance that the Company will be able to do so. Although the IPO Underwriter's Warrants were not knowingly sold by the Company to purchasers in jurisdictions in which the IPO Underwriter's Warrants are not registered or otherwise qualified for sale, purchasers may buy IPO Underwriter's Warrants in the aftermarket or may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the IPO Underwriter's Warrant are not so registered or qualified. In this event, the Company would be unable to issue the shares of Common Stock to those persons desiring to exercise their IPO Underwriter's Warrants unless and until the shares of Common Stock could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdiction. No assurances can be given that the Company will be able to effect any required registration or qualification. The IPO Underwriter's Warrants may be deprived of any value if a current prospectus covering the shares issuable upon the exercise thereof is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdiction in which the holders of the IPO Underwriter's Warrants reside.

                            LEGALITY OF COMMON STOCK

      The validity of the issuance of the shares of Common Stock offered hereby is being passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                     EXPERTS

      The balance sheets of the Company as of December 31, 1996 and 1995 and the statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996, and related schedule, have been incorporated by reference in this Prospectus and Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of that firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to Section 13 or 15(d) of the 1934 Act (File Number 0-23668).

      (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997, June 30, 1997 and March 31, 1997 filed pursuant to
Section 13 or 15(d) of the 1934 Act (File No. 0-23668).

      (c) The Company's Current Report on Form 8-K for the May 21, 1997 event.

      (d) The Company's Current Report on Form 8-K for the May 28, 1997 event.

      (e) The Company's Current Report on Form 8-K for the June 6, 1997 event.

      (f) The Company's Current Report on Form 8-K for the June 24, 1997 event.

      (g) The Company's Current Report on Form 8-K for the July 24, 1997 event.

      (h) The Company's Current Report on Form 8-K for the July 30, 1997 event.

      (i) The Company's Current Report on Form 8-K for the August 15, 1997 event.

      (j) The Company's Current Report on Form 8-K for the September 2, 1997 event.

      (k) The Company's Current Report on Form 8-K for the October 24, 1997 event.

      (l) The Company's Current Report on Form 8-K for the November 4, 1997 event.

      (m) The Company's Current Report on Form 8-K for the February 3, 1998 event.

      (n) The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A (File No. 0-23668) filed with the Commission on May 6, 1994, including amendments or reports filed for the purpose of updating such description.

      All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.

             Registration Fees                         $     0
             Legal Fees and Expenses                    10,000
             Accounting Fees and Expenses                2,500
             Blue Sky Fees and Expenses                    500
             Miscellaneous                               3,500
                                                       -------
             TOTAL                                     $16,500
                                                       =======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

      The Company's Restated Articles of Organization and its Restated By-Laws provide for indemnification of all persons permitted by the Massachusetts Business Corporation Law to the maximum extent permitted thereby. In addition, the Company's Restated Articles of Organization limit the liability of directors to the maximum extent permitted by the Massachusetts Business Corporation Law. Massachusetts law permits a corporation's articles of organization to provide that the directors of a Massachusetts corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or for certain loans to officers and directors of the corporation that are not repaid, as provided in Section 61 and Section 62, respectively, of the Massachusetts Business Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit.

      The indemnification provisions relating to officers and directors of the Registrant are as follows:

      Article 6B of the Registrant's Amended and Restated Charter provides as follows:

      B.    Limitation of Liability of Directors

      No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

      The provisions of this Article shall not eliminate or limit the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article became effective, provided, however, that neither any provision of this Article nor the adoption of this Article shall affect the effectiveness of any predecessor provision of these Restated Articles of Organization pertaining to the elimination or limitation of the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article shall adversely affect the rights and protection afforded to a director of this Corporation under this Article for acts or omissions occurring prior to such amendment or repeal.

      If the Massachusetts Business Corporation Law is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporation action to further eliminate or limit such liability, then the liability of the directors of this Corporation shall, without any further action of the Board of Directors or the stockholders of this Corporation, be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Law as so amended.

      ARTICLE V, Section 9 of the Registrant's Restated By-Laws provides as follows:

      (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent, partner or trustee of another corporation, including, without limitation, any corporation or other entity of which a majority of any class of equity security is owned directly or indirectly, by the Corporation (a "Subsidiary") or any Affiliate of the Corporation as such term is defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent, partner or trustee or in any other capacity while serving as a director, officer, employee, agent, partner or trustee shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Massachusetts Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitations, attorneys fees, judgments, fines, ERISA excise taxes or penalties, costs of investigation and preparation of defense and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, expect as provided in Section (c) hereof with respect to proceedings to enforce rights of indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      (b) Advance of Expenses. The right to indemnification conferred in Section
(a) of this Section 9 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this
Section 9 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections (a) and (b) of this Section 9 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

      (c) Right of Indemnitee to Bring Suit. If a claim under Section (a) or (b) of this Section 9 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be thirty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Massachusetts Business Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Massachusetts Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 9 or otherwise shall be on the Corporation.

      (d) Rights Not Exclusive. The rights to indemnification and to the advancement of expenses conferred in this Section 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Articles of Organization, these By-Laws, or any agreement, vote of stockholders or disinterested directors or otherwise.

      (e) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any Subsidiary or Affiliate or any employee benefit plan, against any expense, liability or loss, whether or not the Corporation would have the power to indemnity such person against expense, liability or loss under the Massachusetts Business Corporation Law. The Corporation's obligation to provide indemnification under this Section 9 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

      (f) Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or any Subsidiary or Affiliate to the fullest extent of the provisions of this
Section 9 with respect to the indemnification of the advancement of expenses to directors and officers of the Corporation.

      (g) Agreements. The Corporation may, to the extent authorized from time to time by the Board of Directors, enter into agreements with any director, officer, employee or agent of the Corporation or any Subsidiary or Affiliate to the fullest extent of the provisions of this Section 9 with respect to the indemnification of and advancement of expenses to such person

      (h) Amendment. Without the consent of a person entitled to the indemnification and other rights provided in this Section 9 (unless otherwise required by the Massachusetts Business Corporation Law), no amendment modifying or terminating such rights shall adversely affect such person's rights under this Section 9 with respect to the period prior to such amendment.

      (i) Savings Clause. If this Section 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnity each indemnitee as to any liabilities and expenses with respect to any proceeding to the fullest extent permitted by any applicable portion of this Section 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

      The Registrant has obtained insurance which insures the officers and directors of the Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnity such officers and directors.

ITEM 16.  EXHIBITS.

Exhibit
Number      Description
------      -----------

1 Form of Underwriting Agreement with Josephthal (incorporated herein by reference to Exhibit 1 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.1 Article 4 of the Form of Restated Articles of Organization (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement filed on Form S-1, File No.

            333-1174).

4.2         Form  of  Common  Stock   Certificate   (incorporated   herein  by
            reference  to  Exhibit  4.2  to  the   Registrant's   Registration
            Statement filed on Form S-1, File No. 333-1174).

4.3 Form of Underwriter's Warrant Agreement between Registrant and Josephthal (incorporated herein by reference to Exhibit 4.3 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.4 Amended and Restated Shareholders Agreement dated as of August 17, 1989, as amended, among the Registrant, certain holders of Common Stock and the holders of Preferred Stock (incorporated herein by reference to Exhibit 4.4 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.4A Amendment to Amended and Restated Shareholders Agreement (incorporated herein by reference to Exhibit 4.4A to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.5 Form of Warrant Agreement between the Registrant and Continental Stock Transfer and Trust Company (incorporated herein by reference to Exhibit 4.5 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.6         Form of IPO Underwriter's Warrant Certificate.

5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

23.1        Consent of KPMG Peat Marwick LLP.

23.2        Consent of Mintz,  Levin,  Cohn,  Ferris,  Glovsky and Popeo, P.C.
            (included in Exhibit 5).

24 Power of Attorney (set forth on the signature page in Part II of this Registration Statement).

ITEM 17.  UNDERTAKINGS.

      A.    RULE 415 OFFERING

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.    FILINGS  INCORPORATING  SUBSEQUENT  EXCHANGE  ACT  DOCUMENTS  BY
            REFERENCE

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C.    REQUEST  FOR   ACCELERATION  OF  EFFECTIVE  DATE  OR  FILING  OF
            REGISTRATION STATEMENT ON FORM S-8

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 on Form S-3 to the Registration Statement on Form S-1, File No. 33-78440, to be signed on its behalf by the undersigned, thereunto duly authorized, in Danvers, Massachusetts on February 6, 1998.

                                     IBIS TECHNOLOGY CORPORATION

                                     By: /S/ Martin J. Reid
                                        ------------------------
                                        Martin J. Reid
                                        President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin J. Reid and Debra L. Nelson, or any of them, his attorneys-in-fact, and agents each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURES                         TITLE                                       DATE
----------                         -----                                       ----

 /S/ Richard Hodgson               Chairman of the Board                       February 6, 1998
---------------------------        of Directors and Director
Richard Hodgson

 /S/ Martin J. Reid                President, Chief Executive Officer          February 6, 1998
---------------------------        (principal executive officer)
Martin J. Reid                     and Director


 /S/ Debra L. Nelson               Chief Financial Officer, Treasurer          February 6, 1998
---------------------------        and Clerk (principal financial and
Debra L. Nelson                    accounting officer)



SIGNATURES                                  TITLE                              DATE
----------                                  -----                              ----

 /S/ Geoffrey Ryding                        Director                           February 6, 1998
---------------------------
Geoffrey Ryding, Ph.D.

                                            Director
---------------------------
Peter H. Rose, Ph.D.

 /S/ Dimitri A. Antoniadis                  Director                           February 6, 1998
---------------------------
Dimitri A. Antoniadis, Ph.D.

 /S/ Donald McGuinness                       Director                          February 6, 1998
---------------------------
Donald McGuinness

 /S/ Robert L. Gable                        Director                           February 6, 1998
---------------------------
Robert L. Gable


                           IBIS TECHNOLOGY CORPORATION

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT

          Exhibit

NUMBER    DESCRIPTION
------    -----------

1 Form of Underwriting Agreement with Josephthal (incorporated herein by reference to Exhibit 1 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.1 Article 4 of the Form of Restated Articles of Organization (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.2       Form of Common Stock Certificate (incorporated herein by reference to
          Exhibit 4.2 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.3 Form of Underwriter's Warrant Agreement between Registrant and Josephthal (incorporated herein by reference to Exhibit 4.3 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.4 Amended and Restated Shareholders Agreement dated as of August 17, 1989, as amended, among the Registrant, certain holders of Common Stock and the holders of Preferred Stock (incorporated herein by reference to Exhibit 4.4 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.4A Amendment to Amended and Restated Shareholders Agreement (incorporated herein by reference to Exhibit 4.4A to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.5 Form of Warrant Agreement between the Registrant and Continental Stock Transfer and Trust Company (incorporated herein by reference to Exhibit 4.5 to the Registrant's Registration Statement filed on Form S-1, File No. 333-1174).

4.6       Form of IPO Underwriter's Warrant Certificate.

5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

23.1      Consent of KPMG Peat Marwick LLP.

23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5).

24 Power of Attorney (set forth on the signature page in Part II of this Registration Statement).